ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made and entered into this 2nd day of March, 2012, by and between Cortland Fund Services LLC (“Cortland”), a Delaware limited liability company having its principal place of business at 225 W. Washington Street, Suite 1450, Chicago, Illinois 60606, and Mutual Shareholder Services, LLC, a Delaware Limited Liability Company (“MSS”).

RECITALS:

A.

Cortland is fund administrator providing administration services to open-end management investment companies (the “Client”) registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

B.

MSS is a corporation experienced in providing accounting services to mutual funds and possesses facilities sufficient to provide such services; and

C.

Cortland desires to engage MSS to perform certain services, on a sub-contractor basis, to Cortland for and on behalf of Cortland’s clients (“Client”), and MSS is willing to furnish such services in accordance with the terms hereinafter set forth.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.

DUTIES OF MSS.

MSS will provide Cortland with the necessary office space, communication facilities and personnel to perform the following services to Cortland for and on behalf of Client:

(a)

Timely calculate and transmit to NASDAQ the daily net asset value of each class of shares of each portfolio of the Client, and communicate such value to Cortland and the Client and its transfer agent;

(b)

Maintain and keep current all books and records of the Client as required by Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time ("Rule 31a-1"), that are applicable to the fulfillment of MSS's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Trust and MSS.  Without limiting the generality of the foregoing, MSS will prepare and maintain the following records upon receipt of information in proper form from the Client or its authorized agents (including Cortland):

•

Cash receipts journal

•

Cash disbursements journal

•

Dividend record

•

Purchase and sales - portfolio securities journals

•

Subscription and redemption journals

•

Security ledgers

•

Broker ledger

•

General ledger

•

Daily expense accruals

•

Daily income accruals

•

Securities and monies borrowed or loaned and collateral therefore

•

Foreign currency journals

•

Trial balances

(c)

Provide the Client, its investment adviser, and Cortland with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time.

(d)

Provide all raw data available from its fund accounting system for the preparation by Cortland, the Client or its investment advisor of the following

1.

Semi-annual and annual financial statements;

2.

Semi-annual forms N-SAR;

3.

Annual tax returns;

4.

Financial data necessary to update form N-1A;

5.

Annual proxy statement.

(e)

Notwithstanding paragragh 1 (d), prepare the following:

1.

Semi-annual and annual financial statements;

2.

Semi-annual forms N-SAR;

(f)

Edgarize and file with the SEC the following:

1.

Semi-annual and annual financial statements;

2.

Semi-annual forms N-SAR;

3.

N-1A and other necessary filings.

(g)

Provide facilities to accommodate annual audit and any audits or examinations conducted by the Securities and Exchange Commission or any other governmental or quasi-governmental entities with jurisdiction.

MSS shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent Cortland or the Client in any way or otherwise be deemed an agent of Cortland or the Client.

2.

FEES AND EXPENSES.

(a)

In consideration of the services to be performed by MSS pursuant to this Agreement, Cortland agrees to pay MSS the fees set forth in the fee schedule attached hereto as Exhibit A.

(b)

In addition to the fees paid under paragraph (a) above, Cortland agrees to reimburse MSS for out-of-pocket expenses or advances incurred by MSS in connection with the performance of its obligations under this Agreement. In addition, any other expenses incurred by MSS at the request or with the consent of Cortland will be reimbursed by Cortland.

(c)

Cortland agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice.

3.

LIMITATION OF LIABILITY OF MSS.

(a)

MSS shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall not be liable to Cortland or the Client for any action taken or omitted by it in good faith without negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder.  It shall be entitled to rely upon and may act upon the accounting records and reports generated by Cortland or the Client, advice of Cortland the Client, or of counsel for Cortland or the Client and upon statements of the Client's independent accountants, and shall not be liable for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of MSS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without negligence, bad faith, willful misconduct or reckless disregard of its duties.

(b)

Nothing herein contained shall be construed to protect MSS against any liability to Cortland or the Client to which MSS shall otherwise be subject by reason of willful misfeasance, bad faith, negligence in the performance of its duties to Cortland or the Client, reckless disregard of its obligations and duties under this Agreement or the willful violation of any applicable law.

(c)

Except as may otherwise be provided by applicable law, neither MSS nor its stockholders, officers, directors, employees or agents shall be subject to, and Cortland shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to MSS by Cortland or its authorized agents.

4.

REPORTS.

(a)

Cortland shall require the Client to provide to Cortland and to MSS on a quarterly basis a report of a duly authorized officer of the Client representing that all information furnished to Cortland and MSS during the preceding quarter was true, complete and correct in all material respects. Neither Cortland nor MSS shall be responsible for the accuracy of any information furnished to it by the Client or its authorized agents, and Cortland and the Client shall hold MSS harmless in regard to any liability incurred by reason of the inaccuracy of such information.

(b)

Whenever, in the course of performing its duties under this Agreement, MSS determines, on the basis of information supplied to MSS by Cortland or the Client or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, MSS shall promptly notify Cortland and the Client and their counsel of such violation.

5.

ACTIVITIES OF MSS.

The services of MSS under this Agreement are not to be deemed exclusive, and MSS shall be free to render similar services to others so long as its services hereunder are not impaired thereby and so long as it does not solicit the Client to provide the same or similar service to the Client as Cortland.

MSS also agrees that during the term of this Agreeement and for a period of twelve (12) months following the termination of this Agreement, MSS will not induce or attempt to induce any employee of Cortland (or its affiliates) to discontinue his or her employment with Cortland for the purpose of becoming an employee by MSS.

6.

ACCOUNTS AND RECORDS.

The accounts and records maintained by MSS shall be the property of Cortland and the Client, and shall be surrendered to Cortland or the Client promptly upon request by Cortland in the form in which such accounts and records have been maintained or preserved. MSS agrees to maintain a back-up set of accounts and records of the Client (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. MSS shall assist Cortland and the Client’s independent auditors, or, upon approval of Cortland, any regulatory body, in any requested review of the Client's accounts and records. MSS shall preserve the accounts and records as they are required to be maintained and preserved by Rule 31a-1.

7.

CONFIDENTIALITY.

MSS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and not to be disclosed to any person except as may be authorized by the Trust.

8.

TERM OF AGREEMENT.

(a)

This Agreement shall become effective as of the date hereof and shall remain in force for a period of one year.  This Agreement will automatically renew for successive annual terms unless one party provides written notice to the other party 60 days prior to the annual renewal date that the agreement will not be renewed.  Each party to this Agreement has the option to terminate this Agreement during the initial term and any renewal period, without penalty, upon 60 days prior written notice.  If Cortland’s Client terminates its services agreement with Cortland, then this Agreement shall terminate with respect to such Client.

(b)

Should Cortland exercise its right to terminate, all pre-approved and reasonable out-of-pocket expesnes associated with the movements of records and material will be paid by Cortland.

9.

MISCELLANEOUS.

(a)

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

(b)

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

(c)

This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.

(d)

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(e)

All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To Cortland:

To MSS:

Cortland Capital Market Services LLC

Mutual Shareholder Services

225 W. Washington St., Suite 1450

8000 Town Centre Drive, Suite 400

Chicago, IL 60606

Broadview Heights, OH 44147

___________________________

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Cortland Capital Market Services LLC:

Mutual Shareholder Services, LLC:

By: ____/s/ Daniel Hart__________

By: ______/s/ Gregory B. Getts_______

Its: __Managing Director________

Its: ____President___________________